American Realty Capital Trust V, Inc. Announces Estimated $23.50 Per Share Net Asset Value for the Company’s Common Stock

NEW YORK, Nov. 24, 2014 -- American Realty Capital Trust V, Inc. (the “Company”) announced today that on November 19, 2014, the Company’s board of directors (the “Board”) approved an estimated per share net asset value (“NAV”) of the Company’s common stock of $23.50 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, as of September 30, 2014. Prior to the approval of an estimated NAV, the average price paid for outstanding shares of the Company’s common stock was $24.70 per share, reflecting issuances under the DRIP as well as any volume discounts.

Nick Radesca, Chief Financial Officer of the Company, noted, “By announcing estimated per-share NAV consistent with the process set out in our prospectus -- four months in advance of current industry guidelines and before the required implementation date for the newly-approved FINRA 2014-006 -- ARCT V is leading the direct investment space by example: facilitating a better alignment of interests among management, advisors and shareholders.”

William M. Kahane, President and Chief Operating Officer of the Company, added, “This is a very exciting next step in American Realty Capital Trust V’s value creation journey. It’s important to note that the NAV estimate of $23.50 per share does not reflect ‘enterprise value’ which may include an adjustment for: the large number of the Company’s real estate assets, given that some buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately; any other intangible value associated with a going concern, or; the possibility that the Company’s shares could trade at a premium or a discount to NAV if the shares were listed on a national securities exchange.”

The estimated per-share NAV was based upon the recommendation of and the valuation by American Realty Capital Advisors V, LLC (the “Advisor”), the Company’s external advisor. The Advisor’s recommendation and valuation took into consideration appraisals of the Company’s real estate properties performed by an independent third-party real estate valuation firm, together with the Advisor’s valuation of each of the Company’s other assets and the Company’s liabilities, to calculate and recommend an estimated value per share of the Company’s common stock.

The Board is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated per-share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

Following presentations to the Board by the Advisor and the independent valuation firm, the Board’s review of the materials provided, other factors considered by the Board and in light of the Board’s own extensive knowledge of the Company’s assets and liabilities, the Board unanimously agreed to accept the recommendation of the Advisor and approved $23.50 as the estimated per-share NAV of the Company’s common stock, which determination is ultimately and solely the responsibility of the Board. The estimated per-share NAV of $23.50, is based on an estimated per share valuation of ARCT V’s real estate and other assets less the fair market value of the debt.

As disclosed in the Registration Statement on Form S-11 for the Company’s initial public offering (File No. 333-187092), as amended, as of November 14, 2014, the price per share for shares of common stock purchased under the Company’s distribution reinvestment plan and the price per share for shares of common stock repurchased by the Company pursuant to the Company’s share repurchase plan will each be equal to the per-share NAV of the Company’s common stock. Accordingly, beginning with reinvestments made on December 1, 2014, and until the Company announces a new estimated value of its common stock, distributions may be reinvested in shares of common stock at a price equal to $23.50 per share. Further, beginning with repurchases made on January 30, 2015, and until the Company announces a new estimate of per-share NAV, repurchases will be made at a price equal to $23.50 per share.

For detailed information regarding the estimated per share NAV, including important qualifications and limitation, see the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 21, 2014.

About ARCT V

ARCT V is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes with the taxable year ending December 31, 2013.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the Securities and Exchange Commission including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, as well as the Company’s Current Reports on Form 8-K.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director of Investor Relations and Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135	Nicholas A. Radesca Chief Financial Officer American Realty Capital Trust V, Inc. nradesca@arlcap.com (212) 415-6559